Exhibit 10.39

AGREEMENT AND GENERAL RELEASE

For good and valuable consideration, rendered to resolve and settle finally, fully and completely all matters that now or may exist between them, the parties below enter this Agreement and General Release.

1. Parties. The parties to this Agreement are Michael Brawer, his heirs, representatives, successors and assigns (hereinafter referred to collectively as “Mr. Brawer”) and Threshold Pharmaceuticals, Inc. and/or any of its successors, subsidiaries, affiliates, parents, and related companies (hereinafter referred to collectively as “Threshold”).

2. Termination of Employment. Mr. Brawer acknowledges and agrees that his employment relationship with Threshold will end, effective November 2, 2007 (the “Termination Date”). Mr. Brawer shall continue to receive his current salary and benefits up to and including the Termination Date.

3. Severance Benefits. As consideration for the promises and covenants of Mr. Brawer set forth in this Agreement, Threshold shall provide Mr. Brawer with the following benefits (the “Severance Benefits”):

a. Severance Payment. In light of the Change of Control Severance Agreement Mr. Brawer executed on November 3, 2006 (the “Severance Agreement”), Threshold shall provide Mr. Brawer with a severance payment in the amount of $ 325,000.08, which is equivalent to twelve (12) months of Mr. Brawer’s regular pay, less applicable withholding taxes, in a lump sum (the “Severance Payment”). Said Severance Payment shall be delivered to Mr. Brawer within fourteen (14) calendar days following Threshold’s receipt of the signed and dated Agreement.

b. Continued Medical Insurance. In addition to the Severance Payment, Threshold will pay the applicable premiums for Mr. Brawer and his eligible dependents to provide medical insurance coverage for the four month period following Mr. Brawer’s termination month (December 1, 2007-March 31, 2008) if Mr. Brawer makes a timely and accurate election and is and remains eligible to continue his current group medical insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”).

4. Consultant Indemnification. As further consideration for the promises and covenants set forth in this Agreement, Threshold agrees to defend and indemnify Mr. Brawer against any claims or lawsuits brought against him arising out of the work he performed for Threshold as a consultant for the period from June 2, 2005 through November 2, 2006. For the period from November 3, 2006 through November 2, 3007, Threshold further agrees to defend and indemnify Mr. Brawer against any claims arising out of the work he performed for Threshold as an employee to the full extent provided under any Threshold documents or policies or applicable law.

5. No Other Payments Due. Mr. Brawer acknowledges and agrees that he has received all salary, accrued vacation, bonuses, or other such sums due to him other than the Severance Benefits to be provided by Paragraph 3 of this Agreement.

6. Release of Claims by Mr. Brawer. In exchange for the promises contained in this Agreement, Mr. Brawer hereby waives, releases and forever discharges, and agrees that he will not in any manner institute, prosecute or pursue, any and all complaints, claims, charges, or causes of action, whether in law or in equity, which he asserts or could assert, at common law or under any statute, rule, regulation, order or law, whether federal, state, or local, or on any grounds whatsoever, including but not limited to, any claims under Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, Government Code §12900 et seq., the California Labor Code, the Americans with Disabilities Act, the California Family Leave Act, and the Employment Retirement Income Security Act of 1974, against Threshold and any of its or their current or former, owners, shareholders, agents, employee benefit plans, representatives, servants, employees, attorneys, successors, predecessors, and assigns (collectively referred to as “Released Parties”) with respect to any event, matter, claim, damage or injury arising out of Mr. Brawer’s employment relationship with Threshold, and the termination of such employment relationship, under or relating to any other agreement, express or implied, and with respect to any other claim, matter, or event in all cases arising prior to execution of this Agreement by Mr. Brawer. This Agreement does not release claims that cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code (which includes indemnification rights), nor does it release any rights to defense or indemnification Mr. Brawer may have under any Threshold documents or policies, or pursuant to this Agreement or applicable law.

7. Civil Code § 1542 Waiver. As a further consideration and inducement for this Agreement, Mr. Brawer hereby waives any and all rights under Section 1542 of the California Civil Code or any other similar state, local, or federal law, statute, rule, order or regulation he may have with respect to Threshold and any of the Released Parties.

Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Mr. Brawer expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed.

8. Outstanding Claims. As further consideration and inducement for this Agreement, Mr. Brawer represents that he has not filed or otherwise pursued any charges, complaints or claims of any nature which are in any way pending against Threshold or any of the Released Parties, with any local, state or federal government agency or court with respect to any matter covered by this Agreement and, to the extent permitted by law, he will not do so in the future. If any government agency or court assumes jurisdiction of any charge, complaint, cause of action or claim covered by this Agreement against Threshold or any of the Released Parties, on behalf of or related to Mr. Brawer, Mr. Brawer will withdraw from and/or dismiss the matter with prejudice, as to any claims he might have. Mr. Brawer agrees that he will not participate or cooperate in such matter(s) except as required by law.

9. Proprietary Information Obligations. Mr. Brawer acknowledges and will abide by all of Mr. Brawer’s continuing obligations following termination of his employment under the Company’s Proprietary Information and Inventions Agreement. A copy of the Company’s Proprietary Information and Inventions Agreement is attached hereto as Exhibit A.

10. ADEA Information. Provided Mr. Brawer is covered under the ADEA (i.e., age 40 or older), Mr. Brawer also acknowledges that the Company has provided Mr. Brawer with the Notice attached hereto as Exhibit B, as may be required by the Older Workers Benefit Protection Act of 1990.

11. Confidentiality of Agreement. Mr. Brawer agrees to maintain in confidence the terms of this Agreement and to discuss them only with his attorneys, tax advisors, and family members who have a reasonable need to know of such terms.

12. Non-Disparagement. Mr. Brawer agrees to refrain from making any disparaging comments about Threshold or any of the Released Parties. For purposes of this Agreement, a disparaging comment is one that would likely cause material damage or harm to the interests or reputation of Threshold or any of the Released Parties.

13. No Admission of Liability. By entering into this Agreement, Threshold and all Released Parties do not admit any liability whatsoever to Mr. Brawer or to any other person arising out of any claims heretofore or hereafter asserted by Mr. Brawer, and Threshold, for itself and all Released Parties, expressly denies any and all such liability.

14. Joint Participation in Preparation of Agreement. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

15. Section Headings. Section headings in this Agreement are included for convenience of reference only and shall not be considered a part of this Agreement for any other purpose.

16. Scope of Agreement. Mr. Brawer hereby affirms and acknowledges that he has read the foregoing Agreement, that he has had sufficient time and opportunity to review or discuss it with the counsel of his choice, and that he fully understands and appreciates the meaning of each of its terms, and that it is a voluntary, full and final compromise, release and settlement of all claims, known or unknown, with respect to the claims identified and referred to herein. The parties to this Agreement represent that this Agreement may be used as evidence in any subsequent proceeding in which any of the parties alleges a breach of this Agreement or seeks to enforce its terms, provisions or obligations.

17. Review and Revocation. Mr. Brawer expressly states that he has been given a period of at least 45 days within which to consider this Agreement. Mr. Brawer is advised to consult with an attorney prior to signing this Agreement. This Agreement does not become effective until 7 days have passed after its execution by Mr. Brawer. Mr. Brawer understands that he may revoke this Agreement at any time during the 7 days following its execution by him. It is agreed that any such revocation must be in writing and received by Threshold within said 7 day period in order to be effective.

18. Entire Agreement. This Agreement constitutes the complete understanding between Mr. Brawer and Threshold and supersedes any and all prior agreements, promises, representations, or inducements, no matter its or their form, concerning its subject matter, with the exception of any confidentiality, proprietary information or trade secret agreement signed by Mr. Brawer, which remains in full force and effect to the extent not inconsistent with this Agreement. No promises or agreements made subsequent to the execution of this Agreement by these parties shall be binding unless reduced to writing and signed by authorized representatives of these parties. Should any of the provisions of this Agreement be rendered invalid by a court or government agency of competent jurisdiction, the remainder of this Agreement shall, to the fullest extent permitted by applicable law, remain in full force and effect.

Dated: 11/16/07	/s/ Michael Brawer
Michael Brawer

Dated: 11/16/07	Threshold Pharmaceuticals, Inc.

	By:	/s/ Harold Selick
Harold Selick
CEO

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